Exhibit 8.0

SANPAOLO IMI SpA
Piazza San Carlo 156
10121 Torino

For the attention of Dott. Alfonso Iozzo

Turin, 31st May 2004

Dear Sirs,

Please find attached the English translation of our report, pursuant to article 2506 ter and 2501 sexies of the Italian Civil Code, issued in connection with the partial proportional demerger from Banca Fideuram Spa to Sanpaolo IMI SpA of an equity interest held by Banca Fideuram SpA in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni SpA.

This report does not express and opinion on the fairness of the transaction, the value of the security, or the adequacy of consideration to shareholders and therefore the issuance of the report would not impair the auditor’s independence under US independence requirements.

Yours faithfully,

/s/ Sergio Duca

Sergio Duca

(Partner)

Enclosures

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